TheAltmanGroup

THIRD REQUEST Your Proxy Vote Matters at This Critical Time
[Shareholder data]
Re: [Evergreen fund name]
Dear Evergreen Fund Shareholder,

This letter is in regard to proxy solicitations and mailings you may have received over the past several months. The Altman Group, a proxy solicitation firm, has been retained by Evergreen Investments to contact you about an important proxy vote affecting the management of your Evergreen mutual fund(s).

As a result of the recent Wells Fargo acquisition of Wachovia Corp., a majority of Evergreen mutual fund shareholders must approve the renewal of the Funds’ investment advisory and sub-advisory contracts to ensure consistent, uninterrupted fund management. It is imperative that we receive your proxy vote immediately on this matter in order to continue serving your long-term investment needs.

Please call The Altman Group toll-free at 866.342.1635 to learn more or to vote your shares. This process takes only a few minutes of your time and is important in ensuring we can continue to meet your investment needs. Once you vote, we will no longer need to continue to contact you.

Your prompt response is greatly appreciated. Thank you in advance for your assistance.
Sincerely,
Frederick M. Bonnell Managing Director Shareholder Communications
job# 111837 2/09